Exhibit 10.5

RETENTION BONUS AGREEMENT

WHEREAS, Anthony Petrillo, (the “Employee”) is currently an employee of Sycamore Networks, Inc. (the Company”); and

WHEREAS, the Company and Employee have determined that it is in the best interests of both parties to encourage Employee to remain employed by the Company during the period specified below.

NOW, THEREFORE, in consideration of the promises and mutual agreements made herein, the parties agree as follows:

1.	Retention Bonus. The Company will pay a retention bonus of fifty thousand dollars ($50,000) (the “Retention Bonus”) to Employee in the first regular payroll cycle following the first to occur of the following events.

a.	If Employee continues to perform in satisfactory manner his duties and responsibilities and remains employed with the Company through December 1, 2013 (the “Qualifying Date”); or

b.	If the Employee’s employment with the Company is terminated by the Company for any reason other than Cause (as defined below) between the date hereof and the Qualifying Date.

i.	“Cause” shall mean (a) an intentional act of fraud, embezzlement or theft in connection with the Employee’s duties to the Company or in the course of Employee’s employment with the Company; (b) Employee’s willful engagement in gross misconduct that is demonstrably and materially injurious to the Company; or (c) Employee’s willful and continued failure to perform his duties with the Company (other than any such failure resulting due to physical or mental illness). For purposes of this definition, no act or failure to act on Employee’s part shall be deemed “willful” unless done or omitted to be done by employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interests of the Company.

2.	Forfeiture of Retention Bonus. If Employee’s employment terminates for any reason (other than a termination by the Company other than for Cause) prior to the earlier of the dates described in Section 1, Employee will forfeit his eligibility for the Retention Bonus.

3.	Withholding. It is understood and agreed upon that the Company shall deduct from the Retention Bonus all applicable statutory and discretionary withholding amounts.

4.	Separate Payment. The Retention Bonus is separate and distinct from any payments for which Employee may be entitled to under any severance or other employment agreement with the Company.

5.	No Right of Employment. The receipt and execution of this Agreement does not change the Company’s relationship with Employee. This Agreement does not give Employee the right to be retained in the employment of the Company, nor does it imply or confer any other employment rights. Nothing contained in this Agreement shall be construed to create a contract of employment with Employee, and the Company’s relationship with Employee shall remain terminable at will.

6.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein and no other agreement, oral or otherwise, shall be binding upon the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties with respect to this matter other than those that are expressly contained in this Agreement.

7.	Amendments. This Agreement may not be altered, modified or amended except by written instrument signed by an authorized representative of each of the parties.

8.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement.

By:	/s/ Anthony Petrillo

Date:	March 29, 2013

SYCAMORE NETWORKS, INC.

By:	/s/ Daniel E. Smith

Date:	March 29, 2013